Exhibit 99.1

Bain Capital Specialty Finance, Inc. Prices Offering of $115.0 Million Unsecured Notes Due 2023

BOSTON – May 29, 2020 – Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”, “our” or “we”) announced today that it has priced an offering of $115.0 million aggregate principal amount of 8.500% senior unsecured notes due 2023 (the “Notes”). The Notes will mature on June 10, 2023 and are subject to a two-year non-call period, unless redeemed earlier at par plus a “make-whole” premium. Thereafter, the Notes may be redeemed at par, in accordance with certain terms.

“We are conducting this offering to improve the Company’s financial flexibility and enhance our liquidity position, while not significantly impacting our overall cost of borrowings,” said Michael Ewald, President and Chief Executive Officer of BCSF. “We believe these strategic benefits will serve to strengthen our balance sheet and position the Company to weather any additional market headwinds.”

The Company intends to use the net proceeds of this offering to repay debt under its secured credit facilities. The offering is expected to close on June 10, 2020, subject to satisfaction of customary closing conditions.

Goldman Sachs & Co. LLC served as placement agent for this offering.

In connection with the Notes offering, the Company amended certain terms of its existing credit facility with Goldman Sachs Bank USA.

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle-market companies. BCSF is managed by BCSF Advisors, L.P., an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, L.P. Since commencing investment operations on October 13, 2016, and through March 31, 2020, BCSF has invested approximately $3,675.5 million in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

Certain information contained herein may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included herein may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this filing.

Investor Contact:

Katherine Schneider

Tel. +1 212 803 9613

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. +1 646 502 3549

clusk@stantonprm.com